Exhibit 99.4
EXECUTION COPY
CONTROL AGREEMENT
     Control Agreement, dated as of November 19, 2009, between CITIBANK, N.A., as collateral agent for the Secured Parties (in such capacity as collateral agent, the “Collateral Agent”); JJ Media Investment Holding Limited, an international business company organized and existing under the laws of the British Virgin Islands (“Pledgor”); and Citigroup Global Markets Inc. (“CGMI”).
PREAMBLE:
     1. CGMI is the registered owner of [***] American Depositary Shares issued by Citibank N.A. in its capacity as Depositary under the Depositary Agreement (the “Restricted ADS”).
     2. CGMI, in its capacity as securities intermediary (“Intermediary”) has established a securities account, number 768-66191-1-0-473, in the name of Pledgor (the “Account”).
     3. Pledgor has granted Collateral Agent, on behalf of the Secured Parties, a security interest in certain collateral, including the Account and the Restricted ADS, pursuant to the Security Agreement, dated as of November 19, 2009, as may from time to time be amended, modified or restated, between Pledgor and Collateral Agent (the “Security Agreement”).
     4. Collateral Agent, Pledgor and Intermediary are entering into this Agreement to perfect the security interest of Collateral Agent, on behalf of the Secured Parties, in the Account.
TERMS:
     Section 1. The Account. All parties agree that the Account is a “securities account” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) and that all property held by Intermediary in the Account will be treated as financial assets under the UCC. Intermediary has not agreed and will not agree with any third party to comply with entitlement orders or other directions concerning the Account originated by such third party without the prior written consent of Collateral Agent and Pledgor.
     Section 2. Subordination of Lien. Intermediary hereby agrees and acknowledges that any security interest or lien in favor of Intermediary on the Account or any property credited to the Account as a result of any indebtedness of Pledgor to Intermediary (including, without limitation, any fees or commissions in respect of the Account) shall be subject and subordinate to the security interest in favor of Collateral Agent.
     Section 3. Control. (a) Intermediary will comply with entitlement orders originated by Collateral Agent concerning the Account and any financial assets from time to time credited

***	Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

thereto without further consent by Pledgor. Intermediary will not act on any entitlement order or other instruction of Pledgor without the written consent of Collateral Agent (provided that Pledgor shall retain its right to exercise any voting rights with respect to any securities held in or credited to the Account without such consent).
     (b) CGMI acknowledges that it holds the Restricted ADS for Collateral Agent, as secured party. CGMI will comply only with instructions originated by Collateral Agent concerning the Restricted ADS, including instructions to reregister or cause the reregistration of Restricted ADS in such a manner as to permit them to be credited to the Account and held pursuant to the terms hereof. CGMI will not act on any instruction of Pledgor without the written consent of Collateral Agent (provided that until Collateral Agent instructs CGMI otherwise, CGMI is authorized to act on the instructions of Pledgor in connection with the exercise of any voting rights with respect to the Restricted ADS without Collateral Agent’s consent).
     Section 4. Representations, Warranties and Covenants of Intermediary. CGMI represents and warrants to and agrees with Collateral Agent as follows:
(i) Unless otherwise instructed by Collateral Agent, the Restricted ADS will be maintained in the manner set forth herein until termination of this Agreement.
(ii) The Account will be maintained in the manner set forth herein until termination of this Agreement, and Intermediary will not change the name or account number of the Account without the prior consent of Collateral Agent.
(iii) This Agreement has been duly authorized by and is the legal, valid and binding obligation of CGMI, enforceable against it in accordance with its terms.
(iv) CGMI has not entered into, and until the termination of this Agreement will not enter into, (x) any other agreement pursuant to which it agrees to comply with entitlement orders or other instructions with respect to the Account or the Restricted ADS, or (y) any other agreement purporting to limit or condition the obligation of the Intermediary to comply with entitlement orders or other instructions originated by Collateral Agent as set forth in Section 3 hereof.
(v) CGMI has no knowledge of any claim to or interest in the Account or the Restricted ADS, other than the interests therein of Collateral Agent and Pledgor. If any person or entity asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Account or the Restricted ADS, CGMI will use its best efforts to notify Collateral Agent and Pledgor promptly thereof.
(vi) CGMI will use its best efforts to deliver promptly to Collateral Agent copies of all statements, confirmations and other communications by Intermediary relating to the Account or the Restricted ADS.
     Section 5. Indemnification of CGMI. Pledgor hereby agrees to indemnify and hold harmless CGMI, its directors, officers, agents and employees against any and all claims, causes of action, liabilities, lawsuits, demands and damages, including without limitation, any and all court costs and reasonable attorney’s fees, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereto, except to the extent caused by CGMI’s gross negligence or willful misconduct.
     Section 6. Customer Agreement. In the event of a conflict between this Agreement and any other agreement between CGMI and Pledgor, the terms of this Agreement will prevail; provided, however, that this Agreement shall not alter or affect any mandatory arbitration provision currently in effect between CGMI and Pledgor pursuant to a separate agreement.
     Section 7. Termination. This Agreement shall continue in effect until Collateral Agent has notified CGMI in writing that this Agreement, or its security interest in the Account and the Restricted ADS, is terminated. Upon receipt of such notice the obligations of CGMI hereunder with respect to the operation and maintenance of the Account and the Restricted ADS after the receipt of such notice shall terminate, Collateral Agent shall have no further right to originate entitlement orders concerning the Account or instructions concerning the Restricted ADS.
     Section 8. Amendments. No amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by the parties hereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     Section 9. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives. This Agreement may be assigned by Collateral Agent to any successor of Collateral Agent under the Margin Loan Agreement entered into by Pledgor and the Secured Parties on November 19, 2009, provided that written notice thereof is given by Collateral Agent to Intermediary.
     Section 11. Notices. Except as otherwise expressly provided herein, any notice, order, instruction, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error-free receipt is received or upon receipt of notice sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth next to such party’s name at the heading of this Agreement. Any party may change its address for notices in the manner set forth above.
     Section 12. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.
     Section 13. Choice of Law. This Agreement (including, without limitation, the establishment and maintenance of the account and all rights and obligations with respect thereto) shall be governed by and construed in accordance with the law of the State of New York. The parties agree that the securities intermediary’s jurisdiction (within the meaning of Article 8 of the UCC) with respect to the Account and the transactions contemplated hereby is the State of New York.
     Section 14. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

JJ MEDIA INVESTMENT HOLDING LIMITED
By:	/s/ Jason Nanchun Jiang
	Name:	Jason Nanchun Jiang
	Title:	Director

CITIBANK, N.A.
By:	/s/ Herman Hirsch
	Name:	Herman Hirsch
	Title:	Authorized Representative

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Herman Hirsch
	Name:	Herman Hirsch
	Title:	Managing Director

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